Exhibit 10.51

July 31, 2012

Mr. Bernard Brogan
Email to: bernardbrog@eircom.net

Re: Offer of position for Board of Directors

Dear Mr. Brogan,

Sionix Corporation (the “Company”) is pleased to offer you a seat on our Board of Directors.  You will be asked to attend at least one (1) official Board of Directors meeting per calendar quarter; as well we will have other informal meetings during the year.

In consideration for your services you will be granted shares of restricted common stock of the Company, paid quarterly in arrears. The number of shares granted will be based on the volume weighted average closing price for our stock for the period served divided into $7,500.  The shares are paid on each calendar quarter and you will receive a pro-rated amount for your first quarter of service.

In addition, the Company will reimburse all approved expenses related to your services as a member of our Board of Directors promptly upon receipt of your expense report.  Any public communication of your position with the Company will be mutually agreed, except as required by the SEC or other government reporting agency.

Please indicate your acceptance for a position on our Board of Directors by signing below and returning to me by fax at (704) 971-8401.

Sincerely,

/s/ James R. Currier
James R. Currier
Chairman and Chief Executive Officer

914 Westwood Blvd., Box 801
Los Angeles, CA 90024
(704) 971-8400

Agreed and Accepted:

Bernard Brogan

Date:

(Please fax to 704-971-8401 upon acceptance)

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914 Westwood Blvd., Box 801
Los Angeles, CA 90024
(704) 971-8400